UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 9, 2015

Date of Report

(Date of earliest event reported)

ANPATH GROUP, INC.

 (Exact name of registrant as specified in its charter)

DELAWARE	000-55148	20-1602779
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

515 Congress Ave., Suite 1400

Austin, Texas  78701

(Address of principal executive offices)

(407) 373-6925

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2015, the Board of Directors of Anpath Group, Inc., a Delaware corporation (the “Company”), unanimously consented to the election of Arthur R. Batson as the Company’s Chief Executive Officer and President, to serve in such capacities until the next annual meeting of the Company’s Board of Directors or his prior resignation or termination.  Mr. Batson accepted his election on July 9, 2015, and it became effective on that date.

Arthur R Batson, age 55, has over 30 years of proven management in highly competitive markets.  Out of his 30 years of management experience, 25 years has been with an emphasis in marketing, sales and consulting for small to medium size companies.  Mr. Batson’s background spans from bringing companies to meet audit standards, profitability and working with the investment community.  Additionally, his background includes new product introductions, operating experience and business development.

There are no family relationships between Mr. Batson and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

At March 31, 2015, which is the end of our most recently completed fiscal year, Mr. Batson had made advances to the Company totaling $71,270.  With the exception of such advances, there were no material transactions, or series of similar transactions, during our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which Mr. Batson had an interest.

As the date hereof, there was no material plan, contract or arrangement (whether or not written) to which Mr. Batson is a party or in which he participates that was entered into or material amendment in connection with the triggering event or any grant or award to Mr. Batson or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Mr. Batson is the beneficial owner of 6,718,535 shares of the Company’s common stock, constituting approximately 52 percent of its outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANPATH GROUP, INC., a Delaware corporation

Date:  July 9, 2015

/s/ Stephen J. Hoelscher

Stephen J. Hoelscher

Chief Financial Officer and

Secretary